EXHIBIT 99.1

                        BEAR ISLAND PAPER COMPANY, L.L.C.
                               80 FIELD POINT ROAD
                              GREENWICH, CT. 06830


                        PRESS RELEASE - 1st QUARTER 2003


         Greenwich, Connecticut, May 5, 2003 - Bear Island Paper Company, L.L.C., a wholly owned subsidiary of Brant-Allen Industries, Inc., today reported a net loss of $ 5,143,000 for the quarter ended March 31, 2003, compared to a net loss of $ 5,455,000 for the first quarter of 2002. Loss from operations for the first quarter of 2003 and 2002 was $ 1,999,000 and $ 2,339,000, respectively. Gross sales for the three months ended March 31, 2003 and 2002 were $25,085,000 and $ 24,896,000, respectively.

         The Company experienced a slight increase in average selling prices of about 1% on volumes that remained fairly constant for the three months ended March 31, 2003 when compared to the same period in 2002. Total manufacturing costs on a per ton basis were comparable to the same period in 2002, with increases in the market prices of old newspapers offset by decreases in the per ton cost of power.

         Bear Island Paper Company is a producer of high quality newsprint suitable for four-color printing whose customers include leading newspaper publishers in the United States.

                        BEAR ISLAND PAPER COMPANY, L.L.C.
                       CONDENSED STATEMENTS OF OPERATIONS
                            (IN THOUSANDS OF DOLLARS)
                                   (unaudited)





THE FOLLOWING TABLE COMPARES 2003 AND 2002 FOR THE THREE
MONTHS PERIODS:


THREE MONTHS ENDED MARCH 31,
----------------------------



                                                      2003              2002
                                                      ----              ----

GROSS SALES                                      $    25,085       $    24,896
COST OF SALES                                        (26,808)          (26,932)
                                                 ------------      ------------

          GROSS  LOSS                                 (1,723)           (2,036)

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES            (276)             (303)
                                                 ------------      ------------

          LOSS FROM OPERATIONS                        (1,999)           (2,339)

OTHER INCOME (DEDUCTIONS):
          INTEREST EXPENSE                            (3,147)           (3,119)
          OTHER INCOME                                     3                 3
                                                 ------------      ------------

          NET  LOSS                              $    (5,143)      $    (5,455)
                                                 ============      ============